Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE
Contact:	Andrew A. Krakauer	Richard E. Moyer
	President & CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL REPORTS 18% INCREASE IN
NET INCOME ON 24% INCREASE IN SALES

 - EPS OF $0.29 vs. $0.25 FOR THIRD QUARTER
ENDED APRIL 30, 2011

LITTLE FALLS, New Jersey (June 8, 2011) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported an 18% increase in net income to $5,048,000, or $0.29 per diluted share, on a 24% increase in sales to a record $82,619,000 for the third quarter ended April 30, 2011. This compares with net income of $4,274,000, or $0.25 per diluted share, on sales of $66,559,000 for the third quarter ended April 30, 2010. For the nine months ended April 30, 2011, the Company reported net income of $15,743,000, or $0.91 per diluted share, on a 15% increase in sales to $235,633,000. This compares with net income of $15,318,000, or $0.90 per diluted share, on sales of $204,141,000 for the nine months ended April 30, 2010.

Andrew Krakauer, Cantel’s President and CEO stated, “We are pleased to have delivered record sales and another quarter of improved earnings. It is positive to see sales increases in our three major business segments — Endoscope Reprocessing, Water Purification and Filtration, and Healthcare Disposables — all with significant core growth. These solid results confirm the continued success of our three-prong approach to growth which includes investing in new product development, sales and marketing programs and acquisitions.”

Krakauer added, “As in the first half of this fiscal year, our Endoscope Reprocessing business had remarkable performance in the quarter as sales increased by 67%, driven by shipments of our two newest reprocessors, the Advantage® Plus and the DSD Edge™, as well as disinfectants and sterilants, parts and service.  This accomplishment is a result of successful new product development, the effectiveness and quality of our sales and marketing teams, as well as improvements in hospital spending worldwide. Acquisition related integration and startup costs negatively affected operating income in the quarter in both our Water Purification and Filtration, and Healthcare Disposables segments.

However, we are optimistic that this year’s acquisitions of Gambro’s United States water business and the sterilization monitoring business of ConFirm Monitoring will be significantly accretive to Cantel earnings beginning in Fiscal 2012.”

The Company further reported that its balance sheet at April 30, 2011 included current assets of $106,241,000, including cash of $16,039,000, a current ratio of 1.5:1, debt of $30,000,000 and stockholders’ equity of $229,557,000.  Krakauer stated, “The Company has a strong balance sheet and continues to generate significant cash flow and EBITDAS.  Our net debt position of $13,961,000 increased by only $2.5 million during the quarter, despite funding $7.5 million for the acquisition of ConFirm Monitoring. EBITDAS for the quarter and nine months ended April 30, 2011 was $11,725,000 and $36,090,000, respectively.”

Cantel Medical Corp. (NYSE: CMN) is a leading provider of infection prevention and control products in the healthcare market. Our products include water purification equipment, sterilants, disinfectants and cleaners, specialized medical device reprocessing systems for endoscopy and renal dialysis, disposable infection control products primarily for the dental industry, dialysate concentrates and other dialysis supplies, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.

The Company will hold a conference call to discuss the results for the third quarter ended April 30, 2011 on Wednesday, June 8, 2011 at 11:00 AM Eastern time. To participate in the conference call, dial 1-877-407-8033 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from June 8, 2011 at 2:00 PM through midnight on August 8, 2011 by dialing 1-877-660-6853 and using passcode #286 and conference ID #373584.

The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.investorcalendar.com/IC/CEPage.asp?ID=164699. A replay of the webcast will be available on Vcall for 90 days.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2011	2010	2011	2010

Net sales	$82,619	$66,559	$235,633	$204,141

Cost of sales	51,317	39,866	144,747	120,866

Gross profit	31,302	26,693	90,886	83,275

Expenses:
Selling	11,505	9,348	31,928	26,583
General and administrative	10,439	9,149	29,863	27,726
Research and development	1,715	1,342	4,779	3,764
Total operating expenses	23,659	19,839	66,570	58,073

Income before interest and income taxes	7,643	6,854	24,316	25,202

Interest expense	195	233	698	959
Interest income	(24)	(19)	(62)	(35)

Income before income taxes	7,472	6,640	23,680	24,278

Income taxes	2,424	2,366	7,937	8,960

Net income	$5,048	$4,274	$15,743	$15,318

Earnings per common share - diluted	$0.29	$0.25	$0.91	$0.90

Dividends per common share	$—	$—	$0.06	$0.05

Weighted average shares - diluted	17,414	17,052	17,267	16,948

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	April 30,	July 31,
	2011	2010
Assets
Current assets	$106,241	$94,731
Property and equipment, net	35,097	35,243
Intangible assets, net	40,681	32,717
Goodwill	134,702	116,783
Other assets	1,482	1,191
	$318,203	$280,665

Liabilities and stockholders’ equity
Current portion of long-term debt	$30,000	$10,000
Other current liabilities	39,401	30,984
Long-term debt	—	11,000
Other long-term liabilities	19,245	19,276
Stockholders’ equity	229,557	209,405
	$318,203	$280,665

SUPPLEMENTARY INFORMATION

Reconciliation of Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation Expense (“EBITDAS”)

The reconciliation of EBITDAS with net income for the three and nine months ended April 30, 2011 and 2010, respectively, is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2011	2010	2011	2010

Net income	$5,048	$4,274	$15,743	$15,318

Income taxes	2,424	2,366	7,937	8,960
Interest expense	195	233	698	959
Interest income	(24)	(19)	(62)	(35)
Depreciation	1,745	1,583	5,039	4,721
Amortization	1,465	1,270	4,190	3,842
(Gain) loss on disposal of fixed assets	1	(3)	(8)	224

EBITDA	10,854	9,704	33,537	33,989

Stock-based compensation expense	871	670	2,553	2,270

EBITDAS	$11,725	$10,374	$36,090	$36,259

EBITDAS is a measure of the Company’s performance that is not required by, or presented in accordance with, Generally Accepted Accounting Principles (“GAAP”). EBITDAS is a non-GAAP financial measure defined by the Company as income before interest, taxes, depreciation, amortization and stock-based compensation expense. The Company believes EBITDAS is an important valuation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment, has on the Company’s net income. In particular, acquisitions have historically resulted in significant increases in amortization of intangible assets that reduced the Company’s net income. Additionally, the Company regards EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and complements operating income, net income and other GAAP financial performance measures. Generally, a non-GAAP financial measure is a numerical measure of a Company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, net income, cash flows, or other measures of financial performance prepared in accordance with GAAP.